As filed with the Securities and Exchange Commission on April 1, 2021.
Registration Nos. 333-146374
811-22127

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form N-1A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 76	☒
and/or
REGISTRATION STATEMENT
UNDER
THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 77	☒
(Check Appropriate Box or Boxes)

COLUMBIA FUNDS VARIABLE SERIES TRUST II
(Exact Name of Registrant as Specified in Charter)

225 Franklin Street, Boston, Massachusetts 02110
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Christopher O. Petersen, Esq. c/o Columbia Management Investment Advisers, LLC 225 Franklin Street Boston, Massachusetts 02110	Ryan C. Larrenaga, Esq. c/o Columbia Management Investment Advisers, LLC 225 Franklin Street Boston, Massachusetts 02110
(Name and Address of Agents for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).
This Post-Effective Amendment relates to all series of the Registrant.
EXPLANATORY NOTE
This Post-Effective Amendment No. 76 to the Registration Statement on Form N-1A (File No. 333-146374) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 76 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 76 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 76 shall become effective upon filing with the SEC.

PART C. OTHER INFORMATION
Item 28. Exhibits
Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(a)(1)	Amendment No. 1 to the Agreement and Declaration of Trust effective September 11, 2007	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Registration Statement on Form N-1A	(a)(1)	9/28/2007
(a)(2)	Amendment No. 2 to the Agreement and Declaration of Trust effective April 9, 2008	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #2 on Form N-1A	(a)(2)	4/21/2008
(a)(3)	Amendment No. 3 to the Agreement and Declaration of Trust effective January 8, 2009	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #5 on Form N-1A	(a)(3)	4/29/2009
(a)(4)	Amendment No. 4 to the Agreement and Declaration of Trust effective January 14, 2010	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #8 on Form N-1A	(a)(4)	4/14/2010
(a)(5)	Amendment No. 5 to the Agreement and Declaration of Trust effective April 6, 2010	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #9 on Form N-1A	(a)(5)	4/30/2010
(a)(6)	Amendment No. 6 to the Agreement and Declaration of Trust effective November 11, 2010	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #15 on Form N-1A	(a)(6)	4/29/2011
(a)(7)	Amendment No. 7 to the Agreement and Declaration of Trust effective January 13, 2011	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #15 on Form N-1A	(a)(7)	4/29/2011
(a)(8)	Amendment No. 8 to the Agreement and Declaration of Trust effective September 15, 2011	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #20 on Form N-1A	(a)(8)	3/2/2012
(a)(9)	Amendment No. 9 to the Agreement and Declaration of Trust effective January 12, 2012	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #20 on Form N-1A	(a)(9)	3/2/2012
(a)(10)	Amendment No. 10 to the Agreement and Declaration of Trust effective June 14, 2012	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #31 on Form N-1A	(a)(10)	4/26/2013
(a)(11)	Amendment No. 11 to the Agreement and Declaration of Trust effective September 13, 2012	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #31 on Form N-1A	(a)(11)	4/26/2013
(a)(12)	Amendment No. 12 to the Agreement and Declaration of Trust effective January 16, 2013	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #31 on Form N-1A	(a)(12)	4/26/2013
(a)(13)	Amendment No. 13 to the Agreement and Declaration of Trust effective April 17, 2013	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #31 on Form N-1A	(a)(13)	4/26/2013
(a)(14)	Amendment No. 14 to the Agreement and Declaration of Trust effective April 11, 2014	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #38 on Form N-1A	(a)(14)	4/29/2014
(a)(15)	Amendment No. 15 to the Agreement and Declaration of Trust effective April 14, 2015	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #46 on Form N-1A	(a)(15)	5/15/2015
(a)(16)	Amendment No. 16 to the Agreement and Declaration of Trust effective April 19, 2016	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #50 on Form N-1A	(a)(16)	4/28/2016

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(a)(17)	Amendment No. 17 to the Agreement and Declaration of Trust effective November 14, 2016	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #54 on Form N-1A	(a)(17)	2/17/2017
(a)(18)	Amendment No. 18 to the Agreement and Declaration of Trust effective April 21, 2017	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #55 on Form N-1A	(a)(18)	4/27/2017
(a)(19)	Amendment No. 19 to the Agreement and Declaration of Trust effective November 14, 2017	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #59 on Form N-1A	(a)(19)	12/19/2017
(a)(20)	Amendment No. 20 to the Agreement and Declaration of Trust effective December 19, 2017	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #61 on Form N-1A	(a)(20)	2/21/2018
(a)(21)	Amendment No. 21 to the Agreement and Declaration of Trust effective May 1, 2018	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(a)(21)	12/7/2018
(a)(22)	Amendment No. 22 to the Agreement and Declaration of Trust effective September 13, 2018	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(a)(22)	12/7/2018
(a)(23)	Amendment No. 23 to the Agreement and Declaration of Trust effective January 31, 2019	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #68 on Form N-1A	(a)(23)	4/26/2019
(a)(24)	Amendment No. 24 to the Agreement and Declaration of Trust effective June 19, 2019	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(a)(24)	4/28/2020
(a)(25)	Amendment No. 25 to the Agreement and Declaration of Trust effective October 9, 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(a)(25)	4/1/2021
(b)	By-laws, effective September 6, 2007, most recently amended October 2, 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(b)	4/1/2021
(c)	Stock Certificate: Not Applicable.
(d)(1)	Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #50 on Form N-1A	(d)(1)	4/28/2016
(d)(1)(i)	Schedule A and Schedule B, effective July 8, 2020, to the Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II	Incorporated by Reference	Columbia Funds Series Trust	333-89661	Post-Effective Amendment #192 on Form N-1A	(d)(1)(i)	7/28/2020
(d)(2)	Management Agreement, dated November 15, 2017, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #59 on Form N-1A	(d)(2)	12/19/2017

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(2)(i)	Schedule A and Schedule B, effective July 1, 2020, to the Management Agreement, dated November 15, 2017, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #215 on Form N-1A	(d)(2)(i)	9/25/2020
(d)(3)	Management Agreement, effective May 1, 2016, between Columbia Management Investment Advisers, LLC and CVPCSF Offshore Fund, Ltd., a wholly-owned subsidiary of Columbia Variable Portfolio - Commodity Strategy Fund, a series of Columbia Funds Variable Series Trust II	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #50 on Form N-1A	(d)(3)	4/28/2016
(d)(4)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and American Century Investment Management, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(4)	5/15/2014
(d)(4)(i)	Amendment No. 1, as of September 20, 2017, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and American Century Investment Management, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #59 on Form N-1A	(d)(4)(i)	12/19/2017
(d)(4)(ii)	Amendment No. 2, as of December 16, 2020, to the Subadvisory Agreement, dated April 8, 2010, amended September 20, 2017, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and American Century Investment Management, Inc.	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(d)(4)(ii)	4/1/2021
(d)(5)	Subadvisory Agreement, dated March 13, 2018, between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #62 on Form N-1A	(d)(5)	4/27/2018
(d)(6)(i)	Amended and Restated Subadvisory Agreement, dated April 26, 2018, between Columbia Management Investment Advisers, LLC and BlackRock Financial Management, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #62 on Form N-1A	(d)(6)(i)	4/27/2018
(d)(6)(ii)	Sub-Subadvisory Agreement, dated April 26, 2018, between BlackRock Financial Management, Inc. and BlackRock International Limited	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #62 on Form N-1A	(d)(6)(ii)	4/27/2018
(d)(7)	Subadvisory Agreement, dated February 15, 2017, between Columbia Management Investment Advisers, LLC and BMO Asset Management Corp.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #55 on Form N-1A	(d)(6)	4/27/2017
(d)(7)(i)	Amendment No. 1, as of August 2, 2018, to the Subadvisory Agreement, dated February 15, 2017, between Columbia Management Investment Advisers, LLC and BMO Asset Management Corp.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(7)(i)	12/7/2018

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(8)	Subadvisory Agreement, dated January 2, 2018, between Columbia Management Investment Advisers, LLC and CenterSquare Investment Management LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #61 on Form N-1A	(d)(7)	2/21/2018
(d)(9)	Subadvisory Agreement, dated September 23, 2011, amended December 5, 2013 (Amendment No. 1), between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors LP	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(9)	5/15/2014
(d)(9)(i)	Amendment No. 2, as of June 5, 2014, to the Subadvisory Agreement, dated September 23, 2011, amended December 5, 2013, between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors LP	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #41 on Form N-1A	(d)(10)	8/20/2014
(d)(9)(ii)	Amendment No. 3, as of January 30, 2019, to the Subadvisory Agreement, dated September 23, 2011, amended December 5, 2013 and June 5, 2014, between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors LP	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #68 on Form N-1A	(d)(10)(ii)	4/26/2019
(d)(9)(iii)	Amendment No. 4, as of November 20, 2019, to the Subadvisory Agreement, dated September 23, 2011, amended December 5, 2013, June 5, 2014 and January 30, 2019, between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors LP	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #206 on Form N-1A	(d)(10)(ii)	12/20/2019
(d)(10)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(14)	5/15/2014
(d)(10)(i)	Amendment No. 1, as of June 17, 2014, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #42 on Form N-1A	(d)(16)	8/20/2014
(d)(10)(ii)	Amendment No. 2, as of April 21, 2017, to the Subadvisory Agreement, dated April 8, 2010, as amended June 17, 2014, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #57 on Form N-1A	(d)(15)	9/18/2017
(d)(10)(iii)	Amendment No. 3, as of June 28, 2018, to the Subadvisory Agreement, dated April 8, 2010, as amended June 17, 2014 and April 21, 2017, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(11)(iii)	12/7/2018

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(10)(iv)	Amendment No. 4, as of January 26, 2021, to the Subadvisory Agreement, dated April 8, 2010, as amended June 17, 2014, April 21, 2017 and June 28, 2018, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc.	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(d)(10)(iv)	4/1/2021
(d)(11)	Subadvisory Agreement, dated February 15, 2017, between Columbia Management Investment Advisers, LLC and Jacobs Levy Equity Management, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #55 on Form N-1A	(d)(16)	4/27/2017
(d)(11)(i)	Amendment No. 1, as of July 13, 2018, to the Subadvisory Agreement, dated February 15, 2017, between Columbia Management Investment Advisers, LLC and Jacobs Levy Equity Management, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(12)(i)	12/7/2018
(d)(11)(ii)	Amendment No. 2, as of March 19, 2019, to the Subadvisory Agreement, dated February 15, 2017, as amended July 13, 2018, between Columbia Management Investment Advisers, LLC and Jacobs Levy Equity Management, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #70 on Form N-1A	(d)(12)(ii)	05/20/2019
(d)(12)	Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and Loomis, Sayles & Company, L.P.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(16)	5/15/2014
(d)(12)(i)	Amendment No. 1, as of November 19, 2015, to the Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and Loomis, Sayles & Company, L.P.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #50 on Form N-1A	(d)(17)	4/28/2016
(d)(12)(ii)	Amendment No. 2, as of October 21, 2019, to the Subadvisory Agreement, dated January 15, 2014, as amended November 19, 2015, between Columbia Management Investment Advisers, LLC and Loomis, Sayles & Company, L.P.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(d)(12)(ii)	4/28/2020
(d)(12)(iii)	Amendment No. 3, as of February 5, 2020, to the Subadvisory Agreement, dated January 15, 2014, as amended November 19, 2015 and October 21, 2019 between Columbia Management Investment Advisers, LLC and Loomis, Sayles & Company, L.P.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(d)(12)(iii)	4/28/2020
(d)(13)	Subadvisory Agreement, dated February 15, 2017, between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management and Equity Research, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #55 on Form N-1A	(d)(21)	4/27/2017

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(13)(i)	Amendment No. 1, as of May 31, 2018, to the Subadvisory Agreement, dated February 15, 2017, between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management and Equity Research, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(15)(i)	12/7/2018
(d)(13)(ii)	Amendment No. 2, as of November 20, 2019, to the Subadvisory Agreement, dated February 15, 2017, as amended May 31, 2018, between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management and Equity Research, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(d)(13)(ii)	4/28/2020
(d)(14)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Massachusetts Financial Services Company	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(18)	5/15/2014
(d)(14)(i)	Amendment No. 1, as of February 10, 2016, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC and Massachusetts Financial Services Company	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #50 on Form N-1A	(d)(20)	4/28/2016
(d)(14)(ii)	Amendment No. 2, as of September 20, 2017, to the Subadvisory Agreement, dated April 8, 2010, as amended February 10, 2016, between Columbia Management Investment Advisers, LLC and Massachusetts Financial Services Company	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #59 on Form N-1A	(d)(17)(ii)	12/19/2017
(d)(15)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Morgan Stanley Investment Management, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(20)	5/15/2014
(d)(15)(i)	Amendment No. 1, as of February 10, 2016, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC and Morgan Stanley Investment Management, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #50 on Form N-1A	(d)(22)	4/28/2016
(d)(15)(ii)	Amendment No. 2, as of March 27, 2018, to the Subadvisory Agreement, dated April 8, 2010, as amended February 10, 2016, between Columbia Management Investment Advisers, LLC and Morgan Stanley Investment Management, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(17)(ii)	12/7/2018
(d)(16)	Subadvisory Agreement, dated February 15, 2017, between Columbia Management Investment Advisers, LLC and Nuveen Asset Management, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #55 on Form N-1A	(d)(26)	4/27/2017

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(16)(i)	Amendment No. 1, dated May 31, 2018 to the Subadvisory Agreement, dated February 15, 2017, between Columbia Management Investment Advisers, LLC and Nuveen Asset Management, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(18)(i)	12/7/2018
(d)(17)(i)	Subadvisory Agreement, dated March 17, 2020, between Columbia Management Investment Advisers, LLC and Schroder Investment Management North America Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #72 on Form N-1A	(d)(17)(i)	5/12/2020
(d)(17)(ii)	Sub-Subadvisory Agreement, dated March 17, 2020, between Columbia Management Investment Advisers, LLC, Schroder Investment Management North America Inc. and Schroder Investment Management North America Ltd	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #72 on Form N-1A	(d)(17)(ii)	5/12/2020
(d)(17)(iii)	Amendment No. 1, dated January 26, 2021, to the Subadvisory Agreement, dated March 17, 2020, between Columbia Management Investment Advisers, LLC and Schroder Investment Management North America Inc.	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(d)(17)(iii)	4/1/2021
(d)(18)	Subadvisory Agreement, dated April 18, 2019, between Columbia Management Investment Advisers, LLC and Scout Investments, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #70 on Form N-1A	(d)(18)	5/20/2019
(d)(19)	Subadvisory Agreement, dated June 18, 2014, between Columbia Management Investment Advisers, LLC and Segall Bryant & Hamill, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #41 on Form N-1A	(d)(27)	8/20/2014
(d)(19)(i)	Amendment No. 1, dated March 13, 2018, to the Subadvisory Agreement, dated June 18, 2014, between Columbia Management Investment Advisers, LLC and Segall Bryant & Hamill, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(21)(i)	12/7/2018
(d)(20)	Subadvisory Agreement, dated September 14, 2016, between Columbia Management Investment Advisers, LLC and T. Rowe Price Associates, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #53 on Form N-1A	(d)(29)	11/14/2016
(d)(20)(i)	Amendment No. 1, dated July 24, 2018, to the Subadvisory Agreement, dated September 14, 2016, between Columbia Management Investment Advisers, LLC and T. Rowe Price Associates, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(22)(i)	12/7/2018
(d)(20)(ii)	Amendment No. 2, dated November 9, 2018, to the Subadvisory Agreement, dated September 14, 2016, as amended July 24, 2018, between Columbia Management Investment Advisers, LLC and T. Rowe Price Associates, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(22)(ii)	12/7/2018
(d)(20)(iii)	Amendment No. 3, dated March 19, 2019, to the Subadvisory Agreement, dated September 14, 2016, as amended July 24, 2018 and November 9, 2018 between Columbia Management Investment Advisers, LLC and T. Rowe Price Associates, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #70 on Form N-1A	(d)(22)(iii)	5/20/2019

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(21)	Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and TCW Investment Management Company	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(26)	5/15/2014
(d)(21)(i)	Amendment No. 1, as of November 1, 2019, to the Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC (formerly TCW Investment Management Company)	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(d)(20)(i)	4/28/2020
(d)(22)	Subadvisory Agreement, dated March 17, 2020, between Columbia Management Investment Advisers, LLC and Thompson, Siegel & Walmsley LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #74 on Form N-1A	(d)(22)	5/18/2020
(d)(23)	Amended and Restated Subadvisory Agreement, dated June 11, 2008, last amended January 16, 2013, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(27)	5/15/2014
(d)(23)(i)	Amendment, as of November 1, 2018, to Amended and Restated Subadvisory Agreement, dated June 11, 2008, last amended January 16, 2013, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(24)(i)	12/7/2018
(d)(24)	Subadvisory Agreement, dated June 19, 2013, between Columbia Management Investment Advisers, LLC and Victory Capital Management Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(29)	5/15/2014
(d)(24)(i)	Amendment No. 1, as of May 13, 2019, to Subadvisory Agreement, dated June 19, 2013, between Columbia Management Investment Advisers, LLC and Victory Capital Management Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(d)(22)(i)	4/28/2020
(d)(25)	Subadvisory Agreement, dated March 17, 2020, between Columbia Management Investment Advisers, LLC and Walter Scott & Partners Limited	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #73 on Form N-1A	(d)(24)	5/15/2020
(d)(26)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Incorporated	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(d)(30)	5/15/2014
(d)(26)(i)	Amendment No. 1, as of July 18, 2014, to the Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Incorporated	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #42 on Form N-1A	(d)(34)	10/15/2014

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(26)(ii)	Amendment No. 2, dated April 21, 2017, to the Subadvisory Agreement, dated April 8, 2010, as amended July 18, 2014, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Incorporated	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #57 on Form N-1A	(d)(35)	9/18/2017
(d)(26)(iii)	Amendment No. 3, as of June 25, 2018, to the Subadvisory Agreement, dated April 8, 2010, as amended July 18, 2014 and April 21, 2017, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Incorporated	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #66 on Form N-1A	(d)(26)(iii)	12/7/2018
(d)(26)(iv)	Amendment No. 4, as of December 16, 2020, to the Subadvisory Agreement, dated April 8, 2010, as amended July 18, 2014, April 21, 2017 and June 25, 2018, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Incorporated	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(d)(26)(iv)	4/1/2021
(d)(27)	Subadvisory Agreement, dated June 21, 2017, between Columbia Management Investment Advisers, LLC and Westfield Capital Management Company, L.P.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #57 on Form N-1A	(d)(36)	9/18/2017
(d)(28)	Subadvisory Agreement, dated March 19, 2019, between Columbia Management Investment Advisers, LLC and William Blair Investment Management, LLC	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #70 on Form N-1A	(d)(26)	5/20/2019
(e)(1)	Amended and Restated Distribution Agreement by and between Registrant and Columbia Management Investment Distributors, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #50 on Form N-1A	(e)(1)	4/28/2016
(e)(1)(i)	Schedule I, effective July 17, 2020, and Schedule II, dated September 7, 2010, to the Distribution Agreement, amended and restated as of March 1, 2016, between Registrant and Columbia Management Investment Distributors, Inc.	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(e)(1)(i)	4/1/2021
(f)	Deferred Compensation Plan, adopted as of December 31, 2020	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #218 on Form N-1A	(f)	2/25/2021
(g)(1)	Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(g)(1)	5/15/2014

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(g)(2)	Addendum (related to Columbia Variable Portfolio – Emerging Markets Bond Fund and Columbia Variable Portfolio – Managed Volatility Fund, now known as Variable Portfolio – Managed Volatility Moderate Growth Fund), dated March 9, 2012, and Addendum (related to Columbia Variable Portfolio – Commodity Strategy Fund), dated March 15, 2013, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #39 on Form N-1A	(g)(2)	5/15/2014
(g)(3)	Side letter (related to the China Connect Service on behalf of Columbia Variable Portfolio - Emerging Markets Fund and Columbia Variable Portfolio – Overseas Core Fund (formerly known as Columbia Variable Portfolio – Select International Equity Fund)), dated March 6, 2018, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #62 on Form N-1A	(g)(3)	4/27/2018
(g)(4)	Addendum (related to Columbia Variable Portfolio – Select Large Cap Equity Fund), dated November 8, 2017, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #59 on Form N-1A	(g)(4)	12/19/2017
(h)(1)	Shareholder Services Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated July 1, 2017	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #57 on Form N-1A	(h)(1)	9/18/2017
(h)(1)(i)	Schedule A, effective July 1, 2020 and Schedule B, effective July 1, 2017, to the Shareholder Services Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated July 1, 2017	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(h)(1)(i)	4/1/2021
(h)(2)	Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #145 on Form N-1A	(h)(5)	6/27/2016

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(h)(2)(i)	Schedule A, as of June 17, 2020, to the Amended and Restated Fee Waiver and Expense Cap Agreement, effective June 17, 2020, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II	Incorporated by Reference	Columbia Funds Series Trust	333-89661	Post-Effective Amendment #192 on Form N-1A	(h)(2)(i)	7/28/2020
(h)(3)	Agreement and Plan of Reorganization, dated September 11, 2007, between RiverSource Variable Portfolio Funds, each a series of a Minnesota corporation, and corresponding RiverSource Variable Portfolio Funds, each a series of RiverSource Variable Series Trust, now known as Columbia Funds Variable Series Trust II, a Massachusetts business trust, and between RiverSource Variable Portfolio – Core Bond Fund, a series of RiverSource Variable Series Trust, and RiverSource Variable Portfolio – Diversified Bond Fund, a series of RiverSource Variable Series Trust, now known as Columbia Funds Variable Series Trust II	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #2 on Form N-1A	(h)(5)	4/21/2008
(h)(4)	Agreement and Plan of Reorganization, dated December 20, 2010	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #15 on Form N-1A	(h)(9)	4/29/2011
(h)(5)	Agreement and Plan of Redomiciling, dated December 20, 2010	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #15 on Form N-1A	(h)(10)	4/29/2011
(h)(6)	Agreement and Plan of Reorganization, dated October 9, 2012	Incorporated by Reference	Columbia Funds Series Trust	333-89661	Post-Effective Amendment #117 on Form N-1A	(h)(9)	5/30/2013
(h)(7)	Agreement and Plan of Reorganization, dated December 17, 2015	Incorporated by Reference	Columbia Funds Series Trust	333-208706	Registration Statement on Form N-14	(4)	12/22/2015
(h)(8)	Amended and Restated Credit Agreement, as of December 1, 2020	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #217 on Form N-1A	(h)(8)	12/23/2020
(h)(9)	Master Inter-Fund Lending Agreement, dated May 1, 2018	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Registration Statement on Form N-1A	(h)(11)	5/25/2018
(h)(9)(i)	Schedule A and Schedule B, effective June 17, 2020, to the Master Inter-Fund Lending Agreement dated May 1, 2018	Incorporated by Reference	Columbia Funds Series Trust	333-89661	Post-Effective Amendment #192 on Form N-1A	(h)(8)(i)	7/28/2020
(i)(1)	Opinion and consent of counsel as to the legality of the securities being registered	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #38 on Form N-1A	(i)	4/29/2014
(i)(2)	Opinion and consent of counsel as to the legality of the securities being registered for Columbia Variable Portfolio – Select Large Cap Equity Fund	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #59 on Form N-1A	(i)(2)	12/19/2017

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(j)	Consent of Independent Registered Public Accounting Firm: Not Applicable.
(k)	Omitted Financial Statements: Not Applicable.
(l)	Initial Capital Agreement: Not Applicable.
(m)(1)	Plan of Distribution and Agreement of Distribution, effective May 1, 2009, amended and restated March 7, 2011, between the Registrant and Columbia Management Investment Distributors, Inc.	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #38 on Form N-1A	(m)(1)	4/29/2014
(m)(1)(i)	Schedule A, effective June 17, 2020, to the Plan of Distribution and Agreement of Distribution, effective May 1, 2009, amended and restated March 7, 2011, between the Registrant and Columbia Management Investment Distributors, Inc.	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(m)(1)(i)	4/1/2021
(n)	Rule 18f – 3(d) Plan, amended and restated June 17, 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(n)	4/1/2021
(o)	Reserved.
(p)(1)	Code of Ethics adopted under Rule 17j-1 for Registrant, effective March 2019	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #68 on Form N-1A	(p)(1)	4/26/2019
(p)(2)	Columbia Threadneedle Investments Global Personal Account Dealing and Code of Ethics, effective December 2020	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #218 on Form N-1A	(p)(2)	2/25/2021
(p)(3)	American Century Investment Management, Inc. Code of Ethics, updated April 2, 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(3)	4/1/2021
(p)(4)	AQR Capital Management, LLC Code of Ethics, as amended April 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #349 on Form N-1A	(p)(3)	4/25/2019
(p)(5)	BlackRock Financial Management, Inc. Code of Ethics, effective April 30, 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(5)	4/1/2021
(p)(6)	BNY Mellon Code of Conduct (for Walter Scott & Partners Limited) effective November 2019	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #73 on Form N-1A	(p)(6)	5/15/2020
(p)(7)	BMO Asset Management Corp. Code of Ethics, dated October 30, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #374 on Form N-1A	(p)(9)	4/27/2020
(p)(8)	CenterSquare Investment Management LLC Code of Ethics, effective December 5, 2019	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(p)(7)	4/28/2020
(p)(9)	Dimensional Fund Advisors LP Code of Ethics, effective January, 2020	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(p)(8)	4/28/2020
(p)(10)	J.P. Morgan Investment Management Inc. Code of Ethics, effective February 1, 2005, last revised December 18, 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(10)	4/1/2021

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(p)(11)	Jacobs Levy Equity Management, Inc. Code of Ethics, dated January 1, 2016	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #62 on Form N-1A	(p)(12)	4/27/2017
(p)(12)	Loomis, Sayles & Company, L.P. Code of Ethics, effective January 14, 2000, as amended December 16, 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(12)	4/1/2021
(p)(13)	Los Angeles Capital Management and Equity Research, Inc. Code of Ethics, dated January 7, 2020	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(p)(12)	4/28/2020
(p)(14)	Massachusetts Financial Services Company Code of Ethics, effective December 16, 2019	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(p)(13)	4/28/2020
(p)(15)	Morgan Stanley Investment Management Inc. Code of Ethics, effective December 11, 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(15)	4/1/2021
(p)(16)	Nuveen Asset Management, LLC Code of Ethics, dated August 13, 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(16)	4/1/2021
(p)(17)	Schroder Investment Management North America Inc. Code of Ethics, effective May 1, 2017, revised May 2019	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #72 on Form N-1A	(p)(16)	5/12/2020
(p)(18)	Scout Investments, Inc. Code of Ethics, effective August 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(18)	4/1/2021
(p)(19)	Segall Bryant & Hamill, LLC Code of Ethics, dated October 1, 2018	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #68 on Form N-1A	(p)(18)	4/26/2019
(p)(20)	T. Rowe Price Group, Inc. and Its Affiliates Code of Ethics, as of December 1, 2019	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(p)(18)	4/28/2020
(p)(21)	TCW Investment Management Company LLC Code of Ethics, dated October 27, 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(21)	4/1/2021
(p)(22)	Thompson, Siegel & Walmsley LLC Code of Ethics, effective September 28, 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(22)	4/1/2021
(p)(23)	Victory Capital Management Inc. Code of Ethics, effective January 1, 2021	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(23)	4/1/2021
(p)(24)	Wells Capital Management Incorporated Code of Ethics, effective July 22, 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #383 on Form N-1A	(p)(11)	12/23/2020
(p)(25)	Westfield Capital Management Company, L.P. Code of Ethics, as of August 23, 2020	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(25)	4/1/2021
(p)(26)	William Blair Investment Management, LLC Code of Ethics, as of July 31, 2018	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #70 on Form N-1A	(p)(24)	5/20/2019
(q)(1)	Trustees’ Power of Attorney to sign Amendments to this Registration Statement, dated January 1, 2021	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(q)(1)	4/1/2021
(q)(2)	Power of Attorney for Michael G. Clarke, dated February 1, 2021	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(q)(2)	4/1/2021

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(q)(3)	Power of Attorney for Christopher O. Petersen, dated February 2, 2021	Filed Herewith	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(q)(3)	4/1/2021
(q)(4)	Power of Attorney for Joseph Beranek, dated January 3, 2020	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #71 on Form N-1A	(q)(4)	4/28/2020
Item 29. Persons Controlled by or Under Common Control with the Registrant
Columbia Management Investment Advisers, LLC (the investment manager or Columbia Management), as sponsor of the Columbia funds, may make initial capital investments in Columbia funds (seed accounts). Columbia Management also serves as investment manager of certain Columbia funds-of-funds that invest primarily in shares of affiliated funds (the underlying funds). Columbia Management does not make initial capital investments or invest in underlying funds for the purpose of exercising control. However, since these ownership interests may be significant, in excess of 25%, such that Columbia Management may be deemed to control certain Columbia funds, procedures have been put in place to assure that public shareholders determine the outcome of all actions taken at shareholder meetings. Specifically, Columbia Management (which votes proxies for the seed accounts) and the Boards of Trustees of the affiliated funds-of-funds (which votes proxies for the affiliated funds-of-funds) vote on each proposal in the same proportion as the vote of the direct public shareholders vote; provided, however, that if there are no direct public shareholders of an underlying fund or if direct public shareholders represent only a minority interest in an underlying fund, the Fund may cast votes in accordance with instructions from the independent members of the Board.
Item 30. Indemnification
Article VII of the Registrant’s Agreement and Declaration of Trust, as amended, provides that no trustee or officer of the Registrant shall be subject to any liability to any person in connection with Registrant property or the affairs of the Registrant, and no trustee shall be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, investment adviser or principal underwriter of the Registrant or for the act or omission of any other trustee, all as more fully set forth in the Agreement and Declaration of Trust, which is filed as an exhibit to this registration statement. Article 5 of the Registrant’s Bylaws provides that the Registrant shall indemnify and hold harmless its trustees and officers (including persons who serve at the Registrant’s request as directors, officers or trustees of another organization in which the Registrant has any interest) (Covered Persons) against liabilities and expenses in connection with the defense or disposition of any proceeding in which such Covered Person may be or may have been involved or with which such Covered Person may be or may have been threatened by reason of any alleged act or omission as a trustee or officer or by reason of his or her being or having been such a Covered Person, under specified circumstances, all as more fully set forth in the Bylaws, which are filed as an exhibit to the registration statement.
Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.
The Registrant’s Declaration of Trust provides that nothing in the Declaration of Trust shall protect any trustee or officer against any liabilities to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office or position with or on behalf of the Registrant and the Registrant’s Bylaws provides that no Covered Person shall be indemnified against any liability to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.
Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement.
The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission (SEC), such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable.
Item 31. Business and Other Connections of the Investment Adviser
To the knowledge of the Registrant, none of the directors or officers of Columbia Management Investment Advisers, LLC (Columbia Management), the Registrant’s investment adviser, or any subadviser to a series of the Registrant, except as set forth below, are or have been, at any time during the Registrant’s past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature.
(1)	Columbia Management, a wholly owned subsidiary of Ameriprise Financial, Inc., performs investment advisory services for the Registrant and certain other clients. Information regarding the business of Columbia Management and the directors and principal officers of Columbia Management is also included in the Form ADV filed by Columbia Management with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-25943), which information is incorporated herein by reference. In addition to their position with Columbia Management, certain directors and officers of Columbia Management also hold various positions with, and engage in business for, Ameriprise Financial, Inc. or its other subsidiaries.
(2)	American Century Investment Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of American Century Investment Management, Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by American Century Investment Management, Inc. and is incorporated herein by reference. Information about the business of American Century Investment Management, Inc. and the directors and principal executive officers of American Century Investment Management, Inc. is also included in the Form ADV filed by American Century Investment Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-8174), which information is incorporated herein by reference.
(3)	AQR Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of AQR Capital Management, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by AQR Capital Management, LLC and is incorporated herein by reference. Information about the business of AQR Capital Management, LLC and the directors and principal executive officers of AQR Capital Management, LLC is also included in the Form ADV filed by AQR Capital Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-55543), which information is incorporated herein by reference.
(4)	BlackRock Financial Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of BlackRock Financial Management, Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by BlackRock Financial Management, Inc. and is incorporated herein by reference. Information about the business of BlackRock Financial Management, Inc. and the directors and principal executive officers of BlackRock Financial Management, Inc. is also included in the Form ADV filed by BlackRock Financial Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-48433), which information is incorporated herein by reference.
(5)	BlackRock International Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of BlackRock International Limited is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by BlackRock International Limited and is incorporated herein by reference. Information about the business of BlackRock International Limited and the directors and principal executive officers of BlackRock International Limited is also included in the Form ADV filed by BlackRock International Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-51087), which information is incorporated herein by reference.
(6)	BMO Asset Management Corp. performs investment management services for the Registrant and certain other clients. Information regarding the business of BMO Asset Management Corp. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by BMO Asset

Management Corp. and is incorporated herein by reference. Information about the business of BMO Asset Management Corp. and the directors and principal executive officers of BMO Asset Management Corp. is also included in the Form ADV filed by BMO Asset Management Corp. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-35533), which information is incorporated herein by reference.
(7)	CenterSquare Investment Management LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of CenterSquare Investment Management LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by CenterSquare Investment Management LLC and is incorporated herein by reference. Information about the business of CenterSquare Investment Management LLC and the directors and principal executive officers of CenterSquare Investment Management LLC is also included in the Form ADV filed by CenterSquare Investment Management LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-111965), which information is incorporated herein by reference.
(8)	Dimensional Fund Advisors LP performs investment management services for the Registrant and certain other clients. Information regarding the business of Dimensional Fund Advisors, L.P. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Dimensional Fund Advisors, L.P. and is incorporated herein by reference. Information about the business of Dimensional Fund Advisors, L.P. and the directors and principal executive officers of Dimensional Fund Advisors, L.P. is also included in the Form ADV filed by Dimensional Fund Advisors, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-16283), which information is incorporated herein by reference.
(9)	J.P. Morgan Investment Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of J.P. Morgan Investment Management Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by J.P. Morgan Investment Management Inc. and is incorporated herein by reference. Information about the business of J.P. Morgan Investment Management Inc. and the directors and principal executive officers of J.P. Morgan Investment Management Inc. is also included in the Form ADV filed by J.P. Morgan Investment Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21011), which information is incorporated herein by reference.
(10)	Jacobs Levy Equity Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Jacobs Levy Equity Management, Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Jacobs Levy Equity Management, Inc. and is incorporated herein by reference. Information about the business of Jacobs Levy Equity Management, Inc. and the directors and principal executive officers of Jacobs Levy Equity Management, Inc. is also included in the Form ADV filed by Jacobs Levy Equity Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-28257), which information is incorporated herein by reference.
(11)	Loomis, Sayles & Company, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Loomis, Sayles & Company, L.P. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Loomis, Sayles & Company, L.P. and is incorporated herein by reference. Information about the business of Loomis, Sayles & Company, L.P. and the directors and principal executive officers of Loomis, Sayles & Company, L.P.is also included in the Form ADV filed by Loomis, Sayles & Company, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-170), which information is incorporated herein by reference.
(12)	Los Angeles Capital Management and Equity Research, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Los Angeles Capital Management and Equity Research, Inc. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Los Angeles Capital Management and Equity Research, Inc. and is incorporated herein by reference. Information about the business of Los Angeles Capital Management and Equity Research, Inc. and the directors and principal executive officers of Los Angeles Capital Management and Equity Research, Inc. is also included in the Form ADV filed by Los Angeles Capital Management and Equity Research, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60934), which information is incorporated herein by reference.
(13)	Massachusetts Financial Services Company performs investment management services for the Registrant and certain other clients. Information regarding the business of Massachusetts Financial Services Company is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Massachusetts Financial Services Company and is incorporated herein by reference. Information about the business of Massachusetts

Financial Services Company and the directors and principal executive officers of Massachusetts Financial Services Company is also included in the Form ADV filed by Massachusetts Financial Services Company with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-17352), which information is incorporated herein by reference.
(14)	Morgan Stanley Investment Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Morgan Stanley Investment Management Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Morgan Stanley Investment Management Inc. and is incorporated herein by reference. Information about the business of Morgan Stanley Investment Management Inc. and the directors and principal executive officers of Morgan Stanley Investment Management Inc. is also included in the Form ADV filed by Morgan Stanley Investment Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15757), which information is incorporated herein by reference.
(15)	Nuveen Asset Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Nuveen Asset Management, LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Nuveen Asset Management, LLC and is incorporated herein by reference. Information about the business of Nuveen Asset Management, LLC and the directors and principal executive officers of Nuveen Asset Management, LLC is also included in the Form ADV filed by Nuveen Asset Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-71957), which information is incorporated herein by reference.
(16)	Schroder Investment Management North America Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Schroder Investment Management North America Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Schroder Investment Management North America Inc. and is incorporated herein by reference. Information about the business of Schroder Investment Management North America Inc. and the directors and principal executive officers of Schroder Investment Management North America Inc. is also included in the Form ADV filed by Schroder Investment Management North America Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15834), which information is incorporated herein by reference.
(17)	Schroder Investment Management North America Ltd performs investment management services for the Registrant and certain other clients. Information regarding the business of Schroder Investment Management North America Ltd is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Schroder Investment Management North America Ltd and is incorporated herein by reference. Information about the business of Schroder Investment Management North America Ltd and the directors and principal executive officers of Schroder Investment Management North America Ltd is also included in the Form ADV filed by Schroder Investment Management North America Ltd with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-37163), which information is incorporated herein by reference.
(18)	Scout Investments, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Scout Investments, Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Scout Investments, Inc. and is incorporated herein by reference. Information about the business of Scout Investments, Inc. and the directors and principal executive officers of Scout Investments, Inc. is also included in the Form ADV filed by Scout Investments, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60188), which information is incorporated herein by reference.
(19)	Segall Bryant & Hamill, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Segall Bryant & Hamill, LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Segall Bryant & Hamill, LLC and is incorporated herein by reference. Information about the business of Segall Bryant & Hamill, LLC and the directors and principal executive officers of Segall Bryant & Hamill, LLC is also included in the Form ADV filed by Segall Bryant & Hamill, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-47232), which information is incorporated herein by reference.
(20)	T. Rowe Price Associates, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of T. Rowe Price Associates, Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by T. Rowe Price Associates, Inc. and is incorporated herein by reference. Information about the business of T. Rowe Price Associates, Inc. and the directors and principal executive officers of T. Rowe Price Associates, Inc. is also included in the Form ADV filed by T. Rowe Price Associates, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-856), which information is incorporated herein by reference.
(21)	TCW Investment Management Company LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of TCW Investment Management Company LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by TCW Investment Management Company LLC and is incorporated herein by reference. Information about the business of TCW Investment Management Company LLC and the directors and principal executive officers of TCW Investment Management Company LLC is also included in the Form ADV filed by TCW Investment Management Company LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-29075), which information is incorporated herein by reference.
(22)	Thompson, Siegel & Walmsley LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Thompson, Siegel & Walmsley LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Thompson, Siegel & Walmsley LLC and is incorporated herein by reference. Information about the business of Thompson, Siegel & Walmsley LLC and the directors and principal executive officers of Thompson, Siegel & Walmsley LLC is also included in the Form ADV filed by Thompson, Siegel & Walmsley LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-6273), which information is incorporated herein by reference.
(23)	Threadneedle International Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Threadneedle International Limited is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Threadneedle International Limited and is incorporated herein by reference. Information about the business of Threadneedle International Limited and the directors and principal executive officers of Threadneedle International Limited is also included in the Form ADV filed by Threadneedle International Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-63196), which information is incorporated herein by reference.
(24)	Victory Capital Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Victory Capital Management Inc. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Victory Capital Management Inc. and is incorporated herein by reference. Information about the business of Victory Capital Management Inc. and the directors and principal executive officers of Victory Capital Management Inc. is also included in the Form ADV filed by Victory Capital Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-46878), which information is incorporated herein by reference.
(25)	Walter Scott & Partners Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Walter Scott & Partners Limited is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Walter Scott & Partners Limited and is incorporated herein by reference. Information about the business of Walter Scott & Partners Limited and the directors and principal executive officers of Walter Scott & Partners Limited is also included in the Form ADV filed by Walter Scott & Partners Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-19420), which information is incorporated herein by reference.
(26)	Wells Capital Management Incorporated performs investment management services for the Registrant and certain other clients. Information regarding the business of Wells Capital Management Incorporated is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Wells Capital Management Incorporated and is incorporated herein by reference. Information about the business of Wells Capital Management Incorporated and the directors and principal executive officers of Wells Capital Management Incorporated is also included in the Form ADV filed by Wells Capital Management Incorporated with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21122), which information is incorporated herein by reference.
(27)	Westfield Capital Management Company, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Westfield Capital Management Company, L.P. is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Westfield Capital Management Company, L.P. and is incorporated herein by reference. Information about the business of Westfield Capital Management Company, L.P. and the directors and principal executive officers of Westfield Capital Management Company, L.P. is also included in the Form ADV filed by Westfield Capital Management Company, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-69413), which information is incorporated herein by reference.

(28)	William Blair Investment Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of William Blair Investment Management, LLC is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by William Blair Investment Management, LLC and is incorporated herein by reference. Information about the business of William Blair Investment Management, LLC and the directors and principal executive officers of William Blair Investment Management, LLC is also included in the Form ADV filed by William Blair Investment Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-80640), which information is incorporated herein by reference.
Item 32. Principal Underwriter
(a)	Columbia Management Investment Distributors, Inc. acts as principal underwriter for the following investment companies, including the Registrant:
Columbia Acorn Trust; Columbia Funds Series Trust; Columbia Funds Series Trust I; Columbia Funds Series Trust II; Columbia Funds Variable Series Trust II; Columbia Funds Variable Insurance Trust and Wanger Advisors Trust.
(b)	As to each director, principal officer or partner of Columbia Management Investment Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant
William F. Truscott	Chief Executive Officer and Director	Board Member, Senior Vice President
Scott E. Couto	President and Director	None
Michael S. Mattox	Chief Financial Officer	None
Michael E. DeFao	Vice President, Chief Legal Officer and Assistant Secretary	Vice President and Assistant Secretary
Stephen O. Buff	Vice President, Chief Compliance Officer	None
James Bumpus	Vice President – National Sales Manager	None
Thomas A. Jones	Vice President and Head of Strategic Relations	None
Gary Rawdon	Vice President – Sales Governance and Administration	None
Leslie A. Walstrom	Vice President and Head of North America Marketing	None
Daniel J. Beckman	Vice President and Head of North America Product and Director	None
Marc Zeitoun	Chief Operating Officer, North American Distribution	None
Thomas R. Moore	Secretary	None
Paul B. Goucher	Vice President and Assistant Secretary	Senior Vice President and Assistant Secretary
Amy L. Hackbarth	Vice President and Assistant Secretary	None
Mark D. Kaplan	Vice President and Assistant Secretary	None
Nancy W. LeDonne	Vice President and Assistant Secretary	None
Ryan C. Larrenaga	Vice President and Assistant Secretary	Senior Vice President, Chief Legal Officer and Secretary
Joseph L. D’Alessandro	Vice President and Assistant Secretary	Assistant Secretary
Christopher O. Petersen	Vice President and Assistant Secretary	President and Principal Executive Officer
Shweta J. Jhanji	Vice President and Treasurer	None
Michael Tempesta	Anti-Money Laundering Officer and Identity Theft Prevention Officer	None
Kevin Wasp	Ombudsman	None
Kristin Weisser	Conflicts Officer	None
*	The principal business address of Columbia Management Investment Distributors, Inc. is 225 Franklin Street, Boston, MA 02110.
(c)	Not Applicable.
Item 33. Location of Accounts and Records
Persons maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder include:
■	Registrant, 225 Franklin Street, Boston, MA 02110;
■	Registrant’s investment adviser and administrator, Columbia Management Investment Advisers, LLC, 225 Franklin Street, Boston, MA 02110;
■	Registrant’s subadviser, American Century Investment Management, Inc., 4500 Main Street, Kansas City, MO 64111-7709;

■	Registrant’s subadviser, AQR Capital Management, LLC, Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830;
■	Registrant’s subadviser, BlackRock Financial Management, Inc., 55 East 52nd Street, New York, NY 10055;
■	Registrant’s sub-subadviser, BlackRock International Limited, Exchange Place One, 1 Semple Street, Edinburgh, EH3 8BL, Scotland;
■	Registrant’s subadviser, BMO Asset Management Corp., 115 South LaSalle Street, 11th Floor, Chicago, IL, 60603;
■	Registrant’s subadviser, CenterSquare Investment Management LLC, 630 W Germantown Pike, Suite 300, Plymouth Meeting, PA 19462;
■	Registrant’s subadviser, Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746;
■	Registrant’s subadviser, J.P. Morgan Investment Management Inc., 383 Madison Avenue, New York, NY 10179;
■	Registrant’s subadviser, Jacobs Levy Equity Management, Inc., 100 Campus Drive, 2nd Floor West, Florham Park, NJ 07932-0650;
■	Registrant’s subadviser, Loomis, Sayles & Company, L.P., One Financial Center, Boston, MA 02111-2621;
■	Registrant’s subadviser, Los Angeles Capital Management and Equity Research, Inc., 11150 Santa Monica Blvd., Suite 200, Los Angeles, CA 90025;
■	Registrant’s subadviser, Massachusetts Financial Services Company, 111 Huntington Ave., Boston, MA 02199;
■	Registrant’s subadviser, Morgan Stanley Investment Management Inc., 522 Fifth Avenue, New York, NY 10036;
■	Registrant’s subadviser, Nuveen Asset Management, LLC, 333 West Wacker Drive, Chicago, IL 60606;
■	Registrant’s subadviser, Schroder Investment Management North America Inc., 7 Bryant Park, New York, NY 10018-3706;
■	Registrant’s sub-subadviser, Schroder Investment Management North America Ltd, 1 London Wall Place, London EC2Y 5AU, UK;
■	Registrant’s subadviser, Scout Investments, Inc., 1201 Walnut Street, 21st Floor, Kansas City, MO 64106;
■	Registrant’s subadviser, Segall Bryant & Hamill, LLC, 540 West Madison Street, Suite 1900, Chicago, IL 60661-2551;
■	Registrant’s subadviser, T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202;
■	Registrant’s subadviser, TCW Investment Management Company LLC, 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017;
■	Registrant’s subadviser, Thompson, Siegel & Walmsley LLC, 6641 West Broad Street, Suite 600, Richmond, VA 23230;
■	Registrant’s subadviser, Threadneedle International Limited, Cannon Place, 78 Cannon Street, London EC4N 6AG, UK;
■	Registrant’s subadviser, Victory Capital Management Inc., 15935 La Cantera Parkway, San Antonio, TX 78256;
■	Registrant’s subadviser, Walter Scott & Partners Limited, One Charlotte Square, Edinburgh EH2 4DR, UK;
■	Registrant’s subadviser, Wells Capital Management Incorporated, 525 Market Street, San Francisco, CA 94105;
■	Registrant’s subadviser, Westfield Capital Management Company, L.P., One Financial Center, Boston, MA 02111;
■	Registrant’s subadviser, William Blair Investment Management, LLC, 150 North Riverside Plaza, Chicago, IL, 60606;
■	Former subadviser, Columbia Wanger Asset Management, LLC, 71 S. Wacker Drive, Chicago, IL 60606;
■	Former subadviser, Barrow, Hanley, Mewhinney & Strauss, LLC, 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761;
■	Former subadviser, Eaton Vance Management, Two International Place, Boston, MA 02110;
■	Former subadviser, FIAM LLC (d/b/a Pyramis Global Advisors), 900 Salem Street, Smithfield, RI 02917;
■	Former subadviser, Donald Smith & Co., Inc., 152 West 57th Street, 22nd Floor, New York, NY 10019;
■	Former subadviser, Invesco Advisers, Inc., 1555 Peachtree Street, N.E., Atlanta, GA 30309;
■	Former subadviser, Jennison Associates LLC, 466 Lexington Avenue, New York, NY 10017;
■	Former subadviser, Kennedy Capital Management, Inc., 10829 Olive Boulevard, St. Louis, MO 63141;
■	Former subadviser, The London Company of Virginia, 1800 Bayberry Court, Suite 301, Richmond, VA 23226;
■	Former subadviser, Marsico Capital Management, LLC, 1200 17th Street, Suite 1600, Denver, CO 80202;
■	Former subadviser, Mondrian Investment Partners Limited, 10 Gresham Street, 5th Floor, London EC2V7JD, UK;
■	Former subadviser, OppenheimerFunds, Inc. 225 Liberty Street, New York, NY 10281;

■	Former subadviser, Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, CA 92660;
■	Former subadviser, Palisade Capital Management, L.L.C., One Bridge Plaza North, Suite 695, Fort Lee, NJ 07024;
■	Former subadviser, River Road Asset Management, LLC, 462 South Fourth Street, Suite 2000, Louisville, KY 40202-3466;
■	Former subadviser, Sit Investment Associates, Inc., 3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402;
■	Former subadviser, Snow Capital Management L.P., 1605 Carmody Court, Suite 300, Sewickley, PA 15143-8992;
■	Former subadviser, Turner Investments, L.P., 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312 (merged into Turner Investments LLC, 1000 Chesterbrook Boulevard, 1st Floor, Berwyn, PA 19312-2414);
■	Former subadviser, Winslow Capital Management, LLC, 4400 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402;
■	Allianz Global Investors U.S. LLC (a successor for former subadviser NFJ Investment Group LLC), 1633 Broadway, 43rd Floor, New York, NY 10019;
■	Registrant’s principal underwriter, Columbia Management Investment Distributors, Inc., 225 Franklin Street, Boston, MA 02110;
■	Registrant’s transfer agent, Columbia Management Investment Services Corp., 225 Franklin Street, Boston, MA 02110;
■	Registrant’s sub-transfer agent, DST Asset Manager Services, 2000 Crown Colony Dr., Quincy, MA 02169; and
■	Registrant’s custodian, JPMorgan Chase Bank, N.A., 1 Chase Manhattan Plaza, New York, NY 10005.
In addition, Iron Mountain Records Management is an off-site storage facility housing historical records that are no longer required to be maintained on-site. Records stored at this facility include various trading and accounting records, as well as other miscellaneous records. The address for Iron Mountain Records Management is 920 & 950 Apollo Road, Eagan, MN 55121.
Certain information on the above-referenced physical possession of accounts, books and other documents is also included in the Registrant’s filings on Form N-CEN filed with the Securities and Exchange Commission on March 12, 2021.
Item 34. Management Services
Not Applicable.
Item 35. Undertakings
Not Applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, COLUMBIA FUNDS VARIABLE SERIES TRUST II, has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Minneapolis, and the State of Minnesota on the 1st day of April, 2021.
COLUMBIA FUNDS VARIABLE SERIES TRUST II
By:	/s/ Christopher O. Petersen
Christopher O. Petersen Trustee and President
Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 1st day of April, 2021.
Signature	Capacity	Signature	Capacity
/s/ Christopher O. Petersen	Trustee and President (Principal Executive Officer)	/s/ Olive M. Darragh*	Trustee
Christopher O. Petersen		Olive M. Darragh
/s/ Michael G. Clarke*	Chief Financial Officer, Principal Financial Officer and Senior Vice President	/s/ Patricia M. Flynn*	Trustee
Michael G. Clarke		Patricia M. Flynn
/s/ Joseph Beranek*	Treasurer, Chief Accounting Officer (Principal Accounting Officer) and Principal Financial Officer	/s/ Brian J. Gallagher*	Trustee
Joseph Beranek		Brian J. Gallagher
/s/ Catherine James Paglia*	Co-Chair of the Board	/s/ Nancy T. Lukitsh*	Trustee
Catherine James Paglia		Nancy T. Lukitsh
/s/ Douglas A. Hacker*	Co-Chair of the Board	/s/ David M. Moffett*	Trustee
Douglas A. Hacker		David M. Moffett
/s/ George S. Batejan*	Trustee	/s/ Anthony M. Santomero*	Trustee
George S. Batejan		Anthony M. Santomero
/s/ Kathleen A. Blatz*	Trustee	/s/ Minor M. Shaw*	Trustee
Kathleen A. Blatz		Minor M. Shaw
/s/ Pamela G. Carlton*	Trustee	/s/ Natalie A. Trunow*	Trustee
Pamela G. Carlton		Natalie A. Trunow
/s/ Janet Langford Carrig*	Trustee	/s/ Sandra Yeager*	Trustee
Janet Langford Carrig		Sandra Yeager
/s/ J. Kevin Connaughton*	Trustee
J. Kevin Connaughton

*	By: Name:	/s/ Joseph D’Alessandro
Joseph D’Alessandro** Attorney-in-fact
**	Executed by Joseph D’Alessandro on behalf of Michael G. Clarke pursuant to a Power of Attorney, dated February 1, 2021, filed herewith as Exhibit (q)(2) to Post-Effective Amendment No. 76 to Registration Statement No. 333-146374 of the Registrant on Form N-1A, on behalf of Joseph Beranek pursuant to a Power of Attorney, dated January 3, 2020, and incorporated by reference to Post-Effective Amendment No. 71 to Registration Statement No. 333-146374 of the Registrant on Form N-1A (Exhibit (q)(4)), filed with the Commission on April 28, 2020, and on behalf of each of the Trustees pursuant to a Trustees Power of Attorney, dated January 1, 2021, filed herewith as Exhibit (q)(1) to Post-Effective Amendment No. 76 to Registration Statement No. 333-146374 of the Registrant on Form N-1A.

Exhibit Index
(a)(25)	Amendment No. 25 to the Agreement and Declaration of Trust effective October 9, 2020
(b)	By-laws, effective September 6, 2007, most recently amended October 2, 2020
(d)(4)(ii)	Amendment No. 2, as of December 16, 2020, to the Subadvisory Agreement, dated April 8, 2010, amended September 20, 2017, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and American Century Investment Management, Inc.
(d)(10)(iv)	Amendment No. 4, as of January 26, 2021, to the Subadvisory Agreement, dated April 8, 2010, as amended June 17, 2014, April 21, 2017 and June 28, 2018, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc.
(d)(17)(iii)	Amendment No. 1, dated January 26, 2021, to the Subadvisory Agreement, dated March 17, 2020, between Columbia Management Investment Advisers, LLC and Schroder Investment Management North America Inc.
(d)(26)(iv)	Amendment No. 4, as of December 16, 2020, to the Subadvisory Agreement, dated April 8, 2010, as amended July 18, 2014, April 21, 2017 and June 25, 2018, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Incorporated
(e)(1)(i)	Schedule I, effective July 17, 2020, and Schedule II, dated September 7, 2010, to the Distribution Agreement, amended and restated as of March 1, 2016, between Registrant and Columbia Management Investment Distributors, Inc.
(h)(1)(i)	Schedule A, effective July 1, 2020 and Schedule B, effective July 1, 2017, to the Shareholder Services Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated July 1, 2017
(m)(1)(i)	Schedule A, effective June 17, 2020, to the Plan of Distribution and Agreement of Distribution, effective May 1, 2009, amended and restated March 7, 2011, between the Registrant and Columbia Management Investment Distributors, Inc.
(n)	Rule 18f – 3(d) Plan, amended and restated June 17, 2020
(p)(3)	American Century Investment Management, Inc. Code of Ethics, updated April 2, 2020
(p)(5)	BlackRock Financial Management, Inc. Code of Ethics, effective April 30, 2020
(p)(10)	J.P. Morgan Investment Management Inc. Code of Ethics, effective February 1, 2005, last revised December 18, 2020
(p)(12)	Loomis, Sayles & Company, L.P. Code of Ethics, effective January 14, 2000, as amended December 16, 2020
(p)(15)	Morgan Stanley Investment Management Inc. Code of Ethics, effective December 11, 2020
(p)(16)	Nuveen Asset Management, LLC Code of Ethics, dated August 13, 2020
(p)(18)	Scout Investments, Inc. Code of Ethics, effective August 2020
(p)(21)	TCW Investment Management Company LLC Code of Ethics, dated October 27, 2020
(p)(22)	Thompson, Siegel & Walmsley LLC Code of Ethics, effective September 28, 2020
(p)(23)	Victory Capital Management Inc. Code of Ethics, effective January 1, 2021
(p)(25)	Westfield Capital Management Company, L.P. Code of Ethics, as of August 23, 2020
(q)(1)	Trustees’ Power of Attorney to sign Amendments to this Registration Statement, dated January 1, 2021
(q)(2)	Power of Attorney for Michael G. Clarke, dated February 1, 2021
(q)(3)	Power of Attorney for Christopher O. Petersen, dated February 2, 2021